Exhibit 99.1

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES
COMPLETION OF DEBT REFINANCING

Schaumburg, IL. -- July 18, 2017 -- Today, Global Brass and Copper Holdings, Inc. (NYSE: BRSS) (“GBC” or the “Company”) closed the amendment and repricing of its long term debt (the “Term Loan B Credit Agreement”) agreement and amendment of the Asset Based Revolving Credit (the “ABL Facility”).

“The amendments to our Term Loan B Credit Agreement and our ABL Facility strengthen our capital structure and increase our financial flexibility. The reduction in our interest rate spread, decreased limitations on restricted payments, and the elimination of the leverage covenant reinforces our commitment towards enhancing shareholder value,” said John Wasz, GBC’s President and Chief Executive Officer.

The amendment reduces the price on the $318.4 million Term Loan B Credit Agreement due July 18, 2023 by eliminating the grid pricing, which was at LIBOR plus 425 basis points at current leverage levels, to a straight LIBOR plus 325 basis points. The amendment also eliminates the 4x total net leverage ratio maintenance covenant.

Additionally, the Company amended its existing $200.0 million ABL Facility due July 18, 2021 to reduce the limitations on making restricted payments, with similar changes being made in the Term Loan B Credit Agreement.

For both the Term Loan B Credit Agreement and ABL Facility, no changes were made to the total amount, tenor, or scheduled amortization of those instruments.

The repricing transaction was led by J.P. Morgan Chase Bank NA.

Additional details of the credit facility are outlined in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2017.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc. through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707